NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2014

(LA JOLLA, CALIFORNIA) - May 12, 2014 - PICO Holdings, Inc. (GLOBENEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $461.4 million ($20.29 per share) at March 31, 2014, compared to $472.9 million ($20.79 per share) at December 31, 2013 and $460.2 million ($20.24 per share) at March 31, 2013. Reported book value per share decreased by $0.50, or 2.4%, during the first quarter of 2014.

NET BOOK VALUE

The following table is provided as a supplement to the consolidated financial statements contained in our 10-Q, to illustrate the relative size of our assets and activities (net book value in millions):

SEGMENT	NET BOOK VALUE
	3/31/14	12/31/13	Change
Water Resource and Water Storage Operations	$203.4	$203.8	$(0.4)
Real Estate Operations	132.8	136.9	(4.1)
Agribusiness Operations	58.7	57.2	1.5
Corporate	66.5	75	(8.5)
Shareholders’ Equity	$461.4	$472.9	$(11.5)

We are a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, Inc., a water resource development business;

•
a 57.5% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in Northern California and the Puget Sound area of Washington State; and

•	an 88% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

FIRST QUARTER SEGMENT RESULTS OF OPERATIONS

For the first quarter of 2014, we reported a net loss of $13.2 million ($0.58 per share), compared to a net loss of $15 million ($0.66 per share) in the first quarter of 2013. Our first quarter segment results of operations are as follows (in thousands):

	Q1 2014	Q1 2013
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$136	$184
Real Estate Operations	25,766	11,939
Agribusiness Operations	34,867	39,565
Enterprise Software		3,650
Corporate	507	1,470
Total Revenue	$61,276	$56,808

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:

Water Resource and Water Storage Operations	$(1,985)	$(2,141)
Real Estate Operations	(6,277)	(711)
Agribusiness Operations	(4,192)	(9,715)
Enterprise Software		(1,150)
Corporate	(3,237)	(3,842)
Loss before taxes	$(15,691)	$(17,559)
Benefit for federal, foreign, and state income taxes	265	784
Equity in loss of unconsolidated affiliate	(479)
Loss attributable to noncontrolling interests	2,658	1,800
Net Loss	$(13,247)	$(14,975)

PICO’s President and Chief Executive Officer, John Hart, commented:

Real Estate Operations Segment

“In the first quarter of 2014, UCP reported that it generated revenue of $25.6 million, which is a 116% increase in total revenue for the quarter compared to the same period last year. Notably, home builder revenue was $25.4 million, an increase of over 480% compared to the same quarter last year. As UCP’s revenue continues to grow, we expect that profitability should follow.

“On April 10, 2014, UCP acquired the assets of Citizens Homes Inc. for $15 million, which builds and sells homes in North Carolina, South Carolina and Tennessee. The acquisition provides UCP with further geographical diversification with a seasoned management team in an attractive market that typically has fewer development obstacles than the West Coast.

“At March 31, 2014, the total market capitalization of UCP, including PICO’s interest in UCP, was approximately $277.5 million, and the market value of the 10,593,000 shares we hold in UCP exceeded our carrying value for UCP by approximately $34.9 million.

Agribusiness Segment

“A record 2013 canola crop resulted in a $5.2 million improvement in Northstar's crush margin compared to the same period last year. They were not able to fully capitalize on the favorable seed pricing environment though as the extreme winter weather conditions, Minnesota’s coldest winter in 35 years, limited both seed deliveries and outbound product rail transportation. These logistics issues limited Northstar’s crush rate to 830 tons per day, which was insufficient to cover all costs, although enough to achieve positive operating cash flow.

“Management has been proactive in resolving the seed delivery issues by establishing a dedicated truck fleet to augment rail service and is working closely with our off-take partner to improve outbound product rail service. This April was Northstar’s best month to date financially and based on existing seed prices, product sales, and plant capacity utilization we believe that Northstar should be profitable in the second quarter.

Water Resource and Water Storage Segment

“The continuing drought conditions in the Southwest U.S. are putting significant strain on existing water supplies for agriculture, industry and municipalities throughout the region.  The water situation could gain even greater visibility if agricultural production is affected, and consumers pay higher prices for food.

“We believe the need to shore up existing water supplies for future development will lead to a greater sense of urgency among developers and municipalities. Our water resource and water storage subsidiary, Vidler Water Company, is well positioned with significant water assets, particularly in Nevada and Arizona, where an improving housing market may result in a more conducive environment for monetizations.”

OTHER INFORMATION

At March 31, 2014, PICO Holdings, Inc. had a market capitalization of $591.2 million, and 22,747,365 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including the expected results of our business segments, the timing of anticipated milestones or events, UCP’s expected revenue growth and anticipated profitability, the impact of the Citizens Homes acquisition, Northstar’s anticipated profitability in the second quarter, Vidler’s potential monetization events and possible increases in demand for water supplies from developers and municipalities, and related anticipated economic and market conditions, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil, the availability and pricing of canola seed and alternatives and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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